Exhibit 10.1

                 EXECUTIVE CHANGE OF CONTROL SECURITY AGREEMENT

         This Agreement (the "Agreement") is made by and between Almost Family, Inc., a Delaware corporation with its principal offices in Louisville, Kentucky (the "Company") and Mary A Yarmuth ("Executive") and is effective as of September 30, 2005 (the "Effective Date").

                                    Recitals

A. The Company and certain of its affiliates have entered into a Purchase Agreement dated August 1, 2005 with Active Service Corporation and five of its subsidiaries (together referred to herein as "Active"), to sell substantially all assets related to its adult day care services (the "Transaction"), the division of the Company for which the Executive has worked.

B. In connection with the Transaction, Executive's position in the Company is likely to be eliminated, and she may not be offered an acceptable long-term employment opportunity with Active.

C. Executive's services through the date of closing of the Transaction, as more clearly defined in the Purchase Agreement (the "Closing Date") are considered integral to the successful closing of the Transaction, and in consideration of her agreement to use her best efforts to assist in the consummation of the Transaction, despite its probable impact on her job prospects, and for valuable past services, the Company wishes to enter into this Agreement providing certain enhanced compensation.

                                   Agreements

         NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of her advice and counsel notwithstanding the probable change in control of the division of the Company for which she works, and to induce Executive to remain in the employ of the Company through the Closing Date, and for other good and valuable consideration, Company and Executive hereby agree as follows:

         1. Term. This Agreement shall be in effect from the Effective Date of this Agreement and shall terminate on June 30, 2006 (the "Term"), except to the extent provided in Section 11.3. This Agreement shall apply only to termination of employment of the Executive during the Term, or, with respect to the Transaction Bonus set forth in Section 2 below, only if the Transaction closing occurs during the Term.

         2. Transaction Bonus. If, and only if, the Executive remains employed with the Company as of the Closing Date, and the Closing Date occurs during the Term, Executive will be paid a bonus on that date of $50,000, less tax and other withholdings as required by law or prior Executive election.

         3. Separation Pay and Benefits.

                  3.1 If (i) the Executive's employment is terminated on or within 90 days after the Closing Date, and (ii) the Closing Date occurs during the Term, and (iii) Executive agrees on the date of termination not to file any administrative charge or lawsuit relating to Executive's prior employment with Company and releases Company and all of its then current and former directors, trustees, officers, employees, agents, members, and affiliated companies, from any and all claims, on a Release substantially in the form attached hereto an Annex A, which Release is not revoked in accordance with its terms, then Executive will be paid $323,044 (the "Separation Pay"), at the time and manner set forth in Section 3.3, and subject to reduction or re-payment in accordance with Sections 4 and 5.

                  3.2 In addition to the Separation Pay, Executive will be paid any unpaid salary which has already been earned by Executive, and provided all benefits to which she has already become vested before termination of employment, and which are payable upon such termination of employment under the terms and practices of the plans or arrangements under which such benefits are provided, including payment of any accrued and vested vacation days not yet used as of the date of termination, and health care coverage continuation rights in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (COBRA).

                  3.3 The Separation Pay shall be payable in a single lump sum payment, less tax and other withholdings as required by law or prior Executive election, on the 8th day following Executive's execution of the Release, provided Executive has not revoked it at that date. Executive acknowledges and agrees that she is entitled to no other bonus, incentive or separation pay from the Company and has been paid all wages due prior to the Effective Date hereof.

         4. Reduction of Amounts Payable Under Tax Code Parachute Rules. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause Company to forfeit, pursuant to Section 280G(a) of the Internal Revenue Code of 1986, as amended, its deduction for any or all such amounts payable. Pursuant to this Section 4, the Company shall reduce the Separation Pay, if such benefits alone or in conjunction with benefits provided under other Company plans or agreements between Executive and Company which are deemed paid in connection with a change in control, would cause Company to forfeit otherwise deductible payments; provided, however that no benefits payable under this Agreement shall be reduced pursuant to this
Section 4 to less than $1.00 below the amount of benefits which Company can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended. If, subsequent to the payment to the Executive of payments pursuant to this Section 4, the Company reasonably determines that the amount of the payments paid pursuant to this Section 4 are greater than, or less than, the amount required to have been paid, the Executive shall reimburse the Company an amount, or the Company shall pay to the Executive an additional amount, respectively, based upon such determination.

         5. Return of Separation Pay if Employed. If Executive is re-employed by the Company or an affiliate thereof or is or continues to be employed by Active or an affiliate thereof on or after 90 days following the Closing Date (the 90 days referred to herein as the "Transition Period") and before 27 months following the Closing Date, Executive shall return to the Company a portion of the Separation Pay, determined by a fraction, the numerator of which is 24 minus the number of whole or partial months that have elapsed as of the date of such employment (or in the case of continued employment beyond Transition Period, the date of the Transition Period ends) from and after the end of the Transition Period, and the denominator of which is 24. For example, if Executive accepts employment with Active that continues on the 91st day after the Closing Date, she will be required to return to the Company 100% of the Separation Pay. If she were to accept employment with Active 6 months following the Transition Period, she would be obligated to return $242,283 ([24-6] / 24 = 75% x 323,044 =
$242,283). For purposes of this Separation Pay return commitment, Executive shall be deemed employed by the Company or Active or their affiliates, if Executive individually, in partnership or through a corporation, as proprietor, manager, executive, or consultant, performs personal services in exchange for fees, payments, wages or salary of any kind, whether payable as the work is performed, in advance, or on a deferred basis.

         6. Non-Compete, Non-Solicitation, Cooperation With Litigation, Non-Disparagement, and Confidential Information Covenants.

                                    6.1. Covenant Not-to-Compete. Executive,
during and following termination
of employment with Company, shall not compete with Company or assist others to so compete. Except as otherwise stated herein, this covenant not-to-compete shall be limited to: (1) a period of two years following such termination; (2) the home health care field(s) in which Company is, at the time of said termination, actively engaged; and (3) those states in which Company, at the time of said termination, is actually engaged in the home health care business. Further, this Covenant shall end upon the consummation of a change in control of Company, and for this purpose a change in control occurs if:

                                    (A)     any "person"  (as such term is used
         in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 [the "Exchange Act"], an "Acquiring Person"), other than any employee benefit plan maintained by the Company for the exclusive benefit of the Company's employees, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                                    (B) the Company's stockholders approve an
         agreement to merge or consolidate the Company with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Company).

                  6.2 Non-Solicitation Covenants. Executive agrees that, during Executive's employment and for a period of two years after Executive's termination of employment with Company for any reason whatsoever, Executive shall not, without the express written consent of Company, directly or indirectly,

                           6.2.1    solicit directly on behalf of herself or a
subsequent employer or as agent for another, the business enjoyed by the Company with or from any person or business that is a customer, clearly specified prospective customer, or referral source of Company at the date of Executive's termination of employment; or

                           6.2.2    approach or solicit  any person who was
employed at the Company as of the date of Executive's termination with a view to hiring such employee, persuading such employee to leave the employment of Company, or actually hire an employee of the Company for any other entity.

                  6.3 Cooperation With Litigation. Executive agrees to cooperate with Company, during Executive's employment and thereafter (including after Executive's termination of employment hereunder for any reason, whether or not any benefits are triggered hereunder, by making herself reasonably available to testify on behalf of Company or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Company or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Company, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Executive's then current professional activities and that Company shall agree to reimburse Executive for all reasonable out-of-pocket expenses including, without limitation, attorneys' fees and compensation for unpaid time-off from a current employer, incurred by Executive in connection with providing such cooperation and assistance.

                  6.4 Company's Confidential Information. Executive acknowledges and agrees that she has had and will have during the term of her employment with Company, access to trade secrets and other confidential information unique to Company's business and that the disclosure or unauthorized use of such trade secrets or confidential information by Executive will injure Company's business. Therefore, Executive agrees that Executive has not and shall not, at any time during or after the termination of Executive's employment, use, reveal or divulge any Trade Secrets (as defined under applicable state law). Executive further agrees that Executive shall not, during her employment or for a period of five years thereafter, use, reveal or divulge any other confidential information, including customer information, financial information, business plans, pricing information, technical or scientific data, or other information which Company deems to be confidential and/or commercially sensitive.

                  6.5 Confidential Nature of This Agreement. The terms of this Agreement shall be held in strict confidence by Executive, and the existence of this Agreement or its terms shall not be disclosed by Executive to anyone (including but not limited to any employee of Company or any affiliated company) during the term of Executive's employment or at any time thereafter except to the extent that express written authorization of Company's Senior Vice President-Administration or Senior vice President-Chief Financial Officer for such disclosure is received or that such disclosure has already been made by Company in public documents prepared by Company. In addition, notwithstanding the foregoing, Executive may disclose the existence of this Agreement and its terms to Executive's spouse, legal counsel, or financial advisors (provided that Executive shall obtain any such person's agreement to hold the terms of this Agreement in the same confidence as applies to Executive before Executive discloses any of the terms of the Agreement to such person).

                  6.6 Non-Disparagement. Executive shall not, during Executive's employment or at any time within 5 years thereafter, disparage or act in any manner, directly or indirectly, which may damage the business of Company or any affiliated company or which may adversely affect the goodwill, reputation, or business relationships of Company or any affiliated company with the public generally or with any of its customers, suppliers, employees, or consultants.

                  6.7 Advice to Future Employers. If Executive, in the future, seeks or is offered employment by any other company, firm, or person, she shall provide a copy of this Section 6 to the prospective employer prior to accepting employment with that prospective employer.

                  6.8 Remedies. In the event of a breach by Executive of Section 6 of this Agreement, Executive will forfeit any Transition Bonus or Separation pay not yet paid, and must refund any such payments already made by the Company. Additionally, the Company shall be entitled to an injunction restraining Executive from the commission of a breach or threatened breach of this Section 6, and to recover its attorneys' fees, costs and expenses related to such breach or threatened breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

                  6.9 Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Company under the provisions of this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Company, and do not confer a benefit upon Company disproportionate to the detriment to Executive which is caused by the provisions of this Section 6.

         7. Severable Provisions. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder. If any provision of this Agreement, including Section 6 or any provision of the Release at Annex A, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

         8. Assignments and Binding Agreement. This Agreement may not be assigned by one party hereto without the consent of the other. Notwithstanding the foregoing general restriction on voluntary assignments, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, personal representatives, and estates.

         9. Notices and Company Consents, Requests, and Actions. Any notice, request, or consent to be given under this Agreement to either party hereto shall be deemed duly given if it is personally delivered in writing or it is posted in the United States mails, postage prepaid, registered or certified, return receipt requested. Further, if mailed to Company, such a notice shall be addressed to Company's principal place of business and in care of Company's Compensation Committee. If mailed to Executive, such a notice shall be addressed to Executive at her home address last shown on the records of Company (or at such other address or addresses as Executive may hereafter designate in writing to Company).

         10. Waiver. The failure of either party hereto to this Agreement to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other available legal remedies under the circumstances.

         11. Miscellaneous.

                  11.1 Construction and Amendment of Agreement, and Governing Law. . This Agreement constitutes the entire understanding and agreement between Company and Executive with regard to all matters herein, supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination, or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Kentucky.

                  11.2 Tax Withholding. Notwithstanding any other provision of this Agreement that may be read to the contrary, Company shall have the right (without notice to Executive) to withhold from any payments hereunder a sum which Company determines is sufficient to satisfy all federal, state, and local withholding tax requirements that may apply with respect to such amounts.

                  11.3 Duration of Rights and Obligations. The respective rights and obligations of the parties hereto under the provisions of this Agreement shall survive any termination of Executive's employment hereunder or the end of the Term to the extent necessary to preserve the intent of such rights and obligations. Section 6 shall survive the termination of this Agreement whether or not Executive's employment has terminated during the Term.

                  11.4 Not An Employment Contract. Establishment of this Agreement does not confer on Executive the right to be retained in employment or the right to any specific assets of the Company. Executive's rights shall be no more than those of an unsecured creditor of the Company.

         IN WITNESS WHEREOF, Company and Executive have caused their names to be subscribed to this Agreement as of the Effective Date but actually on the dates set forth below.

ALMOST FAMILY, INC.                          EXECUTIVE


By: /s/ C. Steven Guenthner                   /s/   Mary A. Yarmuth
   -----------------------------------        ----------------------------------
        C. Steven Guenthner                         Mary  A. Yarmuth

Title:  Sr. VP & CFO                          Date: September 30, 2005
      --------------------------------             -----------------------------

Date:   September 30, 2005
      --------------------------------

                                   ANNEX A TO
                 EXECUTIVE CHANGE OF CONTROL SECURITY AGREEMENT

                                     RELEASE


         This Release is entered into and effective this 30th day of September, 2005, by and among Almost Family, Inc., a Delaware corporation with its principal offices in Louisville, Kentucky (the "Company") and Mary A Yarmuth ("Executive") (collectively, the "Parties").

                                   BACKGROUND

A. Company and Executive are parties to an Executive Change of Control Security Agreement dated September 30, 2005 which entitles Executive to certain compensation upon termination of her employment in certain circumstances (the "Separation Agreement").

B. Executive promised in the Separation Agreement to sign this Release on her last day of employment with the Company, in exchange for the Company's promise in the Separation Agreement to provide additional benefits and compensation.

                                RELEASE AGREEMENT

         NOW THEREFORE, in consideration of the additional compensation and benefit rights described in Section 3 of the Separation Agreement and the covenants and mutual promises herein, the Executive agrees as follows:

         1. Defined Terms. Capitalized terms used herein and not otherwise defined have the same meaning as in the Separation Agreement.

         2. Full General Release of All Claims. Executive, for herself and her heirs, executors, administrators and assigns, completely releases and discharges the Company and its owners, officers, shareholders, directors, partners, parent and subsidiary corporations, employees, insurers, professional advisors, predecessors, successors, and assigns, jointly and individually (collectively, the "Releasees") from any and all legal and equitable claims, of any nature whatsoever, whether currently known or unknown to Executive, arising out of events occurring before or on the effective date of this Agreement. Executive understands that the Company is not seeking this release because it believes that Executive has any valid legal claim against the Releasees. Instead, the purpose of this release is to provide Executive with assistance in the transition of Executive's employment status, while at the same time protecting the Company from the expense and disruption which are often incurred in defending even a groundless lawsuit. If Executive elects not to sign this Agreement, the fact that it was offered in the first place is no indication that the Company believed that Executive had been discriminated against or treated unlawfully in any respect.

                  Claims being released under this Release include, but are not limited to, any and all claims against the Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which are releasable by law and which Executive had, has ever had, now has or may have against the Releasees arising from events occurring before or on the effective date of this Agreement, including, but not limited to, (1) any and all claims which were, or could have been asserted in any lawsuit; (2) any and all claims arising out of Executive's employment by the Company and Executive's separation from that employment; (3) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.ss. 2000e et seq.; 42 U.S.C. ss.ss. 1981, 1981A, 1983 and 1985; the Americans With Disabilities Act, 42 U.S.C. ss.ss. 12101 et seq.; the Federal Rehabilitation Act of 1973; the Age Discrimination in Employment Act, as amended, and the Older Worker Benefit Protection Act, 29 U.S.C. ss.ss.621 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. ss.ss. 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 301, et seq., Executive Order 11246, each, as amended, and all other such similar statutes, city or county ordinances or resolutions and applicable state anti-discrimination laws; (4) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage and intentional or negligent infliction of emotional distress and outrage; (5) any and all contract claims whether express or implied; (6) any and all claims for unpaid wages, benefits or entitlements asserted under the Fair Labor Standards Act, 29 U.S.C. ss.ss. 201 et seq. or under applicable state wages and hours laws; (7) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except as otherwise required by law or preserved in this Agreement; (8) any and all claims under applicable state workers' compensation laws; (9) any and all claims for attorneys' fees, interest, costs, injunctive relief or reinstatement to which Executive is, claims to be or may be, entitled; and (10) any claims under any written, unwritten or implied employment contract or agreement other than this Release and the related Separation Agreement.

         3. Assignment of All Claims; Agreement Not to Sue. Executive hereby assigns to the Company, without restriction, any and all suits, actions, charges or claims, of any nature whatsoever, known or unknown, accrued or not accrued, against the Company. By signing this Agreement, Executive promises never to file or pursue a claim, lawsuit or any other complaint or charge asserting any of the claims, lawsuits, complaints or charges that are dealt with in this Agreement. This promise not to sue the Company does not change or prevent Executive's right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission. Executive is waiving, however, her right to any monetary recovery should the EEOC or anyone else pursue any claims on her behalf.

         4. Indemnification for Costs Incurred by the Company. Should Executive seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by Executive under this Release, by judicial action or otherwise, the Company shall be entitled to recover from Executive its costs of defending and enforcing the terms of this Release and/or any other claim brought against the Company, including reasonable attorneys' fees.

         5. Age Discrimination In Employment Act Claim Release Agreements And Acknowledgements.

                  (a) Separate Consideration. Executive further agrees and acknowledges that one-third of the additional compensation and benefit rights provided by the Company pursuant to paragraph 3 of the Separation Agreement include separate and adequate consideration, to which Executive is not otherwise entitled, in exchange for Executive's waiver of rights, if any, to assert or allege discrimination on the basis of age pursuant to the Age Discrimination in Employment Act, as amended, and/or KRS Chapter 344, as amended or other local laws and/or ordinances.

                  (b) Review Period. Executive acknowledges that she has been advised to consult an attorney of her choice regarding the terms of the Separation Agreement and this Release. Executive acknowledges that she had up to 45 days after Executive's receipt of the Separation Agreement (including as its Annex A this form of Release, and along with it access to a report of or the records of the Company as to the job titles and ages of the employees whose jobs are likely to be affected by the Transaction) in which to consider its terms and conditions and to execute the Separation Agreement.

                  (c) Revocation Right.Executive has 7 days after her execution of this Release in which to revoke it, by delivering written notice of the revocation to Human Resources Department at Almost Family, Inc. 9510 Ormsby Station Road, Suite 300, Louisville, KY 40223, on or before the 7th day. The Parties further agree that the Release will not become effective until the expiration of this 7-day period. In the event Executive timely revokes this Release, it and the obligation of the Company to pay Separation Pay becomes null and void.

         6. No Wrongdoing by the Executive or the Company. It is understood and agreed that nothing in this Release or the Separation Agreement constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company or Executive. By signing this Release, Executive acknowledges that she is aware that it is the Company's policy that all employees immediately report to their supervisor, other management personnel, or the appropriate state and federal authorities, any activity that is, was, or may be in violation of state or federal laws or the Company's policies and procedures. Executive hereby represents that sufficient opportunities were made available to Employee to make such report(s), and that Executive either (i) has never witnessed or was a party to any activity in violation of federal, or state laws or Company policies, or (ii) has witnessed or has been a party to such activity and hereby makes the required report, or repeats a report previously made:
(blank lines indicate representation (i) is true)
                                                 -------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         7. All Property Returned to Company. Executive, by signing this document, represents and warrants to Company that Executive has returned all company property, keys, credit cards, long-distance calling cards, passwords, access cards, tools, equipment, products, and all tangible materials (whether originals or duplicates), including but not limited to, books, records, manuals, sales literature, training materials, media containing computer programs, specifications, models, correspondence, documents, contracts, orders, messages, memoranda, notes, invoices and receipts in Executive's possession or control which in any way relate or pertain to the Company's business, whether furnished to Executive by the Company or prepared, compiled or acquired by Executive while employed by the Company, are and shall be the sole property of the Company. Executive shall retain no copies of such materials, either for Executive's own use or otherwise.

         8. Enforcement of the Release and Officer/Director Indemnification Rights. It is understood and agreed that no release, waiver or other promise set forth in this Release shall be construed to prohibit either the Company or Executive from enforcing the terms of this Release or the Separation Agreement, in a court of competent jurisdiction. Further, Executive does not waive, release or discharge Releasees from Executive's right to indemnification from the Company as provided by the Delaware General Corporation Law or the Company's Certificate of Incorporation or Bylaws.

         9. Judicial Modification. If a provision of this Release or any application thereof is judged by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all other applications of that provision, and of all provisions and applications of this Release, will not in any way be affected, and such invalid, illegal or unenforceable provision or application will be deemed not to be a part of this Release, and this Release will then be enforced to the maximum extent allowed by the applicable law. Kentucky law governs this agreement and each party hereto stipulates Kentucky courts as the proper venue for any dispute.

         BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE, CONSISTING OF 4 PAGES; THAT IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS; THAT SHE UNDERSTANDS THE RELEASE; AND THAT SHE IS ENTERING INTO IT VOLUNTARILY.

         ACCEPTED AND AGREED, and intending to be legally bound hereby, the Parties have executed the foregoing Release and hereby re-affirm the Separation Agreement on the date indicated below, after a complete reading and understanding of its meaning.


                                          ALMOST FAMILY, INC.


/s/ Mary A. Yarmuth                       By: /s/ C. Steven Guenthner
    -----------------------------             ---------------------------------
    Mary A. Yarmuth                               C. Steven Guenthner

Date: September 30, 2005                  Title: Sr. VP & CFO
     ----------------------------                -------------------------------

                                          Date: September 30, 2005
                                                --------------------------------